Exhibit 10.98

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made as of January 6, 2022 (the “Effective Date”) by and among Investview, Inc., a Nevada corporation (together with its subsidiaries and affiliates, collectively, the “Company”), Mario Romano (the “Executive”) and Wealth Engineering, LLC (“Wealth Engineering”).

W I T N E S S E T H

WHEREAS, the Company and the Executive are parties to a Founder Employment Agreement dated October 1, 2017 (the “Employment Agreement”) pursuant to which the Executive served as Director of Finance and Investor Relations of the Company;

WHEREAS, the Company and the Executive desire to terminate the Employment Agreement, together with any and all other arrangements, agreements or understandings between them and between certain Affiliates and Related Parties (as such terms are defined in Section 15.1) of the Executive and the Company, except as otherwise set forth herein, and to and terminate any and all claims by the Executive that relate in any manner to any matter arising out of or relating in any way to the Executive’s employment with or separation from the service of the Company, or that otherwise relate to the Executive’s relationship with the Company, and to take the other actions as provided below; and

WHEREAS, in conjunction with the termination of all such agreements, arrangements and understandings, the Executive does hereby tender his resignation from the Company’s Board of Directors as of the Effective Date.

NOW, THEREFORE, in consideration of the premises and mutual promises, agreements and covenants contained herein, the parties hereto, intending to be legally bound hereunder, agree as follows:

1. Termination of Company Agreements.

1.1 The Employment Agreement, and the consulting agreement between the Company and Wealth Engineering dated February 1, 2020 (the “Consulting Agreement”), the Wealth Engineering Note (as defined in Section 4 below) and all other arrangements, agreements or understandings between the Company or any of its subsidiaries, on the one hand, and Executive, Wealth Engineering, the Related Parties and/or their respective Affiliates, on the other hand (other than this Agreement and the Lock-Up Agreement (as such terms are hereinafter defined)), are terminated in all respects. For the avoidance of doubt, the parties hereby ratify and confirm that the founder revenue agreement between the Company, the Executive and the other parties thereto dated October 11, 2017 (the “Founder Revenue Agreement”) was previously terminated in all respects on or before April 27, 2020, and is no longer valid or in effect. All of the foregoing agreements, the Employment Agreement, the Consulting Agreement, the Founder Revenue Agreement and the Wealth Engineering Note are hereafter collectively referred to herein as the “Company Agreements”.

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1.2 Executive and Wealth Engineering acknowledge, confirm and agree that Executive, Wealth Engineering and all of Executive’s Related Parties have received any and all pay, compensation (in whatever forms due, including but not limited to, United States Currency, any foreign currency, crypto-currency, shares of Company common or preferred stock, Company options or warrants, wages, bonuses, fees, commissions, incentives, stipends, penalties, interest, award, tangible or intangible assets, or any other form or type of remuneration, collectively hereinafter “Compensation”) and benefits due in connection with the Company Agreements (in whatever forms due) and that neither Executive, Wealth Engineering, any Related Parties, or Related Parties of Executive or Wealth Engineering, nor any other parties to such Company Agreements are entitled to any additional pay, outstanding balances due, Compensation or benefits from the Company thereunder.

1.3 Executive and Wealth Engineering covenant and agree to use their best efforts to assist the Company in documenting the termination of all agreements, arrangements and understandings with Related Parties and their Affiliates and to cause all Related Parties and their Affiliates to cease and desist using any of the Company’s, and or any of Company’s subsidiary or Affiliate company names, copyrights and/or trademarks, images, the name(s), picture(s) or likeness of any Company, and or any Company subsidiary or Affiliate’s director(s), executive officer(s) or employee(s) without the express written consent of the Company’s Board of Directors.

2. Resignation as Officer and Director.

2.1 The Executive hereby resigns in all capacities as a director, officer, employee and/or consultant of the Company as of the Effective Date, and hereby relinquishes all of the powers, duties or authorities otherwise bestowed upon a director, officer, employee and/or consultant under the Company Agreements or applicable federal or state laws. Executive also specifically relinquishes any and all authorizations regarding any business of the Company including, but not limited to, signing authorizations for digital wallets, brokerages, exchanges, banks or other financial institutions holding any assets of the Company.

2.2 Executive agrees that such resignations are as a result of the Company’s desire to transition from its original management team consisting of Company founders to one or more professional executives and managers that have experience within the financial services sector , the businesses, services and/or technology of the Company’s subsidiary companies or other similar professional experiences conducive to managing a public company, and reflects no disagreement by the Executive with the Company on any matter relating to the Company’s operations, policies or practices. Language consistent with this Section shall be included within the Company’s Form 8-K that reports on this Agreement.

3. Lock-Up Agreement.

3.1 Executive and Wealth Engineering acknowledge and agree that the Lock-Up Agreements executed by Executive, Wealth Engineering and the other parties thereto dated March 22, 2021 (the “Lock-Up Agreement”) (which superseded a Lock-Up Agreement executed by Executive and Wealth Engineering dated April 27, 2020) shall continue in full force and effect, subject to the modification thereof described at Subsection 3.3 below.

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3.2 Executive and Wealth Engineering shall cause all of the Persons identified on Appendix I to this Agreement (which Appendix shall be acknowledged and countersigned by the parties hereto) and their Affiliates to sign a joinder to the Lock-Up Agreement within ten (10) days of the Effective Date agreeing to be bound by its terms with respect to all shares of common stock of the Company beneficially held by such Persons and their Affiliates.

3.3 Executive and Wealth Engineering agree that, notwithstanding any rights which either of them may otherwise have under the Lock-Up Agreement to “Transfer” any of the shares of Company common stock on or before April 25, 2025, (as the term “Transfer” is defined in the Lock-Up Agreement), they agree, jointly and severally: (i) to refrain from any Transfer, and to retain and hold no less than one hundred million (100,000,000) shares of the Company common stock from the Effective Date through April 25, 2025; and (ii) shall direct the Company’s transfer agent to affix to their Company shares, as well as the transfer records of the Company’s transfer agent, the appropriate stop transfer instructions as well as a legend indicating that the shares of the Company common stock owned of record and beneficially by Executive and by Wealth Engineering remain subject to the Lock-Up Agreement, as amended by this Agreement. This Section 3.3 shall be deemed to be an amendment to the Lock-Up Agreement executed by Wealth Engineering and by Executive. For purposes of clarity, Executive and Wealth Engineering confirm their understanding that an additional amount of 100,000,000 shares of the Company’s common stock, separate and apart from the 100,000,000 shares mentioned in this Section, also need to be held under that Separation and Release Agreement on even date herewith between Annette Raynor and the Company.

4. Termination of Promissory Note. The Promissory Note in the original principal amount of $600,000 issued by the Company to Wealth Engineering dated on or about December 18, 2020 (the “Wealth Engineering Note”) is hereby terminated effective as of the Effective Date in accordance with the terms of this Section 4. Company acknowledges and agrees that the total amount advanced by Wealth Engineering under the Wealth Engineering Note of $154,000 cash plus other in-kind work and services provided by Wealth Engineering for the benefit of the Company is fair consideration for the principal amount of the Wealth Engineering Note. Therefore, the Company and Executive agree that, in consideration of (i) amounts that the Company has already paid to Wealth Engineering in accordance with the terms of the Wealth Engineering Note up to and including the Effective Date, and (ii) the payment of $340,000.00 in cash, payable by check, ACH or wire transfer, by the Company to Wealth Engineering within three (3) business days after the later of the effectiveness of this Agreement under Section 9.5, and the satisfactory completion by Executive, Wealth Engineering, and all of the Persons identified on Appendix I to this Agreement, of the obligations under Sections 3.2, 3.3, 5.2, 8.1 and 15.7, of this Agreement, as determined in the discretion of the Company, and thereafter, the Company shall have no additional obligations under the Wealth Engineering Note and Wealth Engineering, LLC hereby acknowledges, confirms and agrees that the Wealth Engineering Note shall be considered “Paid-In Full”, terminated and null and void.

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5. Surrender of Certain Shares; Vesting of Restricted Shares.

5.1 Surrender of Certain Shares. Effective as of the Effective Date, Executive hereby surrenders to the Company all legal right, title and interest in 75,000,000 of the shares of common stock of the Company held by Executive (the “Surrendered Shares”). Other than in consideration for the Company release contained in this Agreement, and for other valuable consideration which the Executive hereby acknowledges, Executive shall receive no consideration for the Surrendered Shares and the Executive acknowledges, confirms and agrees that Executive shall at no time after the Effective Date make any claims to any rights, title and/or interest in the Surrendered Shares and shall indemnify, defend and hold harmless Company, its Board of Directors and its executives and officers from any and all Claims (as defined herein below) with respect to the Surrendered Shares.

5.2 Vesting of Restricted Shares. Upon the later of: (i) effectiveness of this Agreement in accordance with Section 9.5; and (ii) the satisfactory completion by Executive, Wealth Engineering, and all of the Persons identified on Appendix I to this Agreement, of the obligations under Sections 3.2, 3.3, this 5.2, 8.1 and 15.7, of this Agreement, as determined in the discretion of the Company, the Company shall remit the sum of $1,724,077.56 to the applicable federal and state taxing authorities on behalf of Wealth Engineering as payment for the estimated federal and state taxes that Wealth Engineering may be subject in connection with the vesting of 63,333,333 Company restricted shares on July 22, 2021. The Company has determined the form of the remission (under Form 1099) and the amount of the remission in consultation with the Executive and Executive’s tax advisors, and shall assume no responsibility for the accuracy of the amount remitted; nor shall it assume any responsibility should the amount remitted not satisfy Wealth Engineering’s federal and state tax obligations in connection with the July 22, 2021 vesting. In consideration of the Company’s payment, Wealth Engineering has agreed to surrender to the Company all legal right, title and interest in 43,101,939 of the shares of common stock of the Company held by Wealth Engineering (the “WE Surrendered Shares”). Wealth Engineering acknowledges, confirms and agrees that it shall at no time after the Effective Date make any claims to any rights, title and/or interest in the WE Surrendered Shares and shall indemnify, defend and hold harmless Company, its Board of Directors and its executives and officers from any and all Claims (as defined herein below) with respect to the amount of the tax remission, the form of the remission (form 1099), the characterization of Wealth Engineering’s status with the Company, or the WE Surrendered Shares.

6. Cooperation. Executive and Wealth Engineering covenant and agree, at no additional cost to the Company, to prepare, execute, acknowledge, file, record, publish, and deliver to the Company such other instruments, documents, and statements including, without limitation, instruments and documents of assignment, transfer, and conveyance, and take such other action(s) as may be required, necessary, convenient or requested in the discretion of the Company to: (i) carry out more effectively the purposes and intent of this Agreement, its premises and its terms, promises and covenants contained herein; (ii) to provide information about the Company relative to, among others, events, transactions, undertakings, agreements, personnel matters, corporate governance or other Board or committee matters, that arose prior to the Effective Date; and (iii) to assist and cooperate in responding to inquiries of the SEC, FINRA or any other regulatory body or agency.

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7. Standstill; Negative Covenants. For and in consideration of the premises and mutual promises and covenants contained herein, the Executive and Wealth Engineering shall not, and shall direct the Related Parties and their Affiliates to not: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights or options to acquire any voting securities of the Company without the prior written consent of the Board of Directors of the Company (which the Company may or may not provide such written consent in Company’s sole and absolute discretion); (ii) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are interpreted in the proxy rules of the Securities and Exchange Commission), or seek to advise or influence any Person with respect to the voting of any voting securities of the Company, (iii) form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to any voting securities of the Company for the purpose of seeking to control the management, Board of Directors, policies or any business matters of the Company, or (iv) acquire, offer to acquire, sell, offer to sell, or agree to acquire or sell, directly or indirectly, by purchase or otherwise, any ndau currency on behalf of the Company, except as Executive and Company may agree in writing. Executive and Wealth Engineering acknowledge that the Company would not have an adequate remedy at law for money damages in the event that this promise and/or covenant were not performed in accordance with its terms as set forth herein and to the broadest interpretation thereof, and, therefore, Executive and Wealth Engineering agree that the Company shall be entitled to specific enforcement of the terms, promises and/or covenants hereof in addition to any other remedy to which it may be entitled, at law or in equity.

8. Voting Proxy.

8.1 Voting Proxy. During the period commencing on the Effective Date and ending on April 25, 2025 (the “Proxy Termination Date”), Executive and Wealth Engineering hereby grant to DBR Capital LLC, on behalf of the Company, an irrevocable proxy to vote all of the shares of the Company common stock owned, directly or beneficially, by the Executive and Wealth Engineering, in accordance with the direction of the Company’s Board of Directors, in its sole discretion, and to execute consents or waivers with respect thereto, and the Executive and Wealth Engineering hereby agree to execute and deliver, and cause the Persons identified on Appendix I to execute and deliver, to DBR Capital LLC, an irrevocable proxy, on a form acceptable to DBR Capital LLC, to vote any and all shares of the Company common stock owned by such Persons beneficially and of record, in accordance with the direction of the Company’s Board of Directors, in its sole discretion, and to further evidence such irrevocable proxy as DBR Capital LLC may request (all of such shares subject to this Voting Proxy, the “Voting Proxy Shares”).

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9. Release by Executive and Wealth Engineering.

9.1 In exchange for, and in consideration of, the benefits, and other commitments set forth in this Agreement, the Executive, Wealth Engineering, LLC and their respective heirs, executors, administrators, and assigns, and each of their Related Parties (each, a “Releasor” and collectively, the “Releasors”), hereby fully releases, acquits, and forever discharges the Company and each of its predecessors, successors and assigns, parent corporations, subsidiary corporations, affiliated corporations, and the officers, directors, shareholders, partners, employees, attorneys and agents, past and present, of each of the aforesaid entities (“Company Releasees”) of and from any and all claims, liabilities, causes of action, damages, costs, attorneys’ fees, expenses, and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected, that Releasors may now have, have ever had, or hereafter may have, however, only for any matters that arose prior to the Effective Date of this Agreement (the “Claims”), including, but not limited to Claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991; the Equal Pay Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Age Discrimination in Employment Act, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Immigration Reform and Control Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002, as amended; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Employee Retirement Income Security Act of 1974, as amended; the National Labor Relations Act, as amended; and any and all state or local statutes, ordinances, or regulations, as well as all claims arising under federal, state, or local law involving any tort, employment contract (express or implied), public policy, wrongful discharge, or any other claim. The Releasors also release any and all Claims they may have that arose prior to the date of this Agreement under the Family and Medical Leave Act (as amended) and the Fair Labor Standards Act as amended).

9.2 This release shall not apply to rights or claims that may arise after the Effective Date of this Agreement, provided that such claims are not caused by any direct or indirect action(s) or omission(s) of Executive. Nothing in this paragraph or this Agreement is intended to limit or restrict any rights the Executive may have to enforce this Agreement or challenge the Agreement’s validity under the Federal Age Discrimination in Employment Act (“ADEA”), or any other right that cannot, by express and unequivocal terms of law, be limited, waived, or extinguished. The Executive understands and agrees that, by releasing the Company from any and all claims, the Executive is giving up the opportunity to recover any compensation, damages, or any other form of relief in any proceeding brought by the Executive or on the Executive’s behalf.

9.3 The Executive and Wealth Engineering acknowledge, confirm and agree that Executive and Wealth Engineering shall not become a member of any class action in a court of law against any of the Company Releasees, together or separately, based on a claim or claims which arose prior to or on the Effective Date of this Agreement and which claim or claims relates or relate in any way to Executive’s and Wealth Engineering’s relationship with Company and/or separation from the Company. Executive and Wealth Engineering agree that should either of them somehow become a member of such a class that Executive and Wealth Engineering will release and forever discharge each of the Company Releasees from any and all liability which may result from that claim or those claims (including, but not limited to, attorney’s fees, legal fees, costs, expenses and/or liquidated damages) and will not participate in any recoveries which may result from that claim or those claims (including, but not limited to, attorney’s fees, legal fees, costs, expenses and/or liquidated damages).

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9.4 Without limiting the scope of this release in any way, Executive also certifies that this release constitutes a knowing and voluntary waiver of any and all rights or Claims that exist or that Executive has or may claim to have under the ADEA, as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which is set forth at 29 U.S.C. § § 621, et seq.

9.5 By signing this Agreement, Executive and Wealth Engineering hereby acknowledge, confirm and agree that: (i) they have read this Agreement in its entirety and understand all of its terms; (ii) they has been advised of and have availed themselves of their right to consult with their attorney prior to executing this Agreement; (iii) they knowingly, freely and voluntarily assent to all of the terms, conditions and agreements set out in this Agreement including, without limitation, the waiver, release and covenants contained herein; (iv) they are executing this Agreement, including the waiver and release, in exchange for such good and valuable consideration as is set forth in this Agreement, in addition to anything of value to which they are otherwise entitled; (v) they were each given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of their choice, although they may sign it sooner if desired and such signing during this time period constitutes a knowing and voluntary waiver of this time period; (vi) they understand that they have seven (7) days from the date they sign this Agreement to revoke the release in this paragraph by delivering notice of revocation to the Company, by e-mail, hand delivery or overnight delivery before the end of such seven-day period to the Company pursuant to the notice provisions in Section 15.2 below; and (vii) they understand that the release contained in this Section does not apply to rights and claims that may arise after the date on which they sign this Agreement. This Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Executive and Wealth Engineering having exercised their right of revocation. Any determination of whether Executive’s or Wealth Engineering’s revocation was timely sent shall be determined by the date of actual receipt by the Company pursuant to Section 15.2.

9.6 This release of claims excludes, and the Executive does not waive, release or discharge (i) the filing of a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”) or any other federal, state, or local agency charged with the enforcement of any employment laws, (although Executive understands that by signing this Agreement, Executive waives the right to recover any damages or to receive other relief directly from the Company Releasees in any claim brought by or through any federal, state or local agency on the Executive’s behalf); (ii) claims under state workers’ compensation or unemployment laws; (iii) claims for earned but unpaid compensation specifically arising under the Company’s existing payroll practices and procedures; or (iv) any other claims that cannot be waived by law. Nor does anything in this Agreement waive Executive’s right to testify in an administrative, legislative or judicial proceeding where Executive has been required to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature. However, in the event of any such proceeding, Executive shall notify, in writing, the Company of any subpoena, request or other similar notice to give testimony or provide documentation (“Notice”) within seven (7) business days of receipt of said Notice and prior to providing any response to said Notice such that Company may have an opportunity to seek and obtain, among other things, an appropriate protective order or seek intervention in the matter.

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10. Release by the Company. In exchange for, and in consideration of, the agreements and other commitments set forth in this Agreement, the Company hereby fully releases and forever discharges the Executive and Wealth Engineering of and from repayment of any and all payments made by the Company or any of its Subsidiaries prior to the Effective Date to the Executive and/or the Related Parties identified on any Supplemental Schedule to this Agreement, including any such agreements and arrangements identified on any Supplemental Schedule to this Agreement. Notwithstanding anything to the contrary contained herein or otherwise, nothing contained in this Section 10 is intended, nor shall anything be construed, to release or discharge Executive or Wealth Engineering or any other Person from any other claims other than those covered by any Supplemental Schedule to this Agreement.

11. Restrictive Covenants.

11.1 Confidential Information. Executive and Wealth Engineering shall protect and guard, not to use for their own benefit or the benefit of anyone other than the Company, or disclose, publish, communicate, reveal or divulge, directly or indirectly, any Confidential Information of the Company to any Person at any time or in any manner without the prior written consent of the Board of Directors of the Company, which the Board of Directors may decline such consent in its sole and absolute discretion. As used herein, “Confidential Information” shall collectively mean the information of the Company, including, but not limited to, inventions, proprietary information and business matters or affairs (including, but not limited to, information relating to inventions, disclosures, processes, systems, methods, formulas, patents, patent applications, materials, research activities and plans, business proposals, potential business opportunities, mergers, acquisitions or joint ventures, product cost data, contracts, forms, information concerning competitive strengths and weaknesses, promotional methods, customer lists, customer and supplier account preferences and requirements, business plans and strategies (expansion or contraction or new developed businesses or entry into new industries or markets), procedures, grant proposals, sales and pricing information, production cost data, advertising information, as well as information of a confidential or proprietary nature received from customers, suppliers, contractors, joint ventures and other collaborators), prototypes, codes, forecasts, customer information (including, but not limited to, names, physical addresses, email addresses, telephone or cell numbers, customer requirements, preferences, past purchases and other relevant data and information), lists of referral sources, information regarding referral sources, pricing information (including but not limited to, labor rates, costs of supplies, overhead costs and profit margins), employee lists and information (including, but not limited to, employee names, physical addresses, email addresses, telephone or cell numbers, job descriptions, compensation and benefit information), (hereafter collectively the “Business Information”), and lists and Business Information regarding Persons participating in any of the Company’s subsidiary companies, including but not limited to the iGenius multi-level marketing or sales network, Safetek mining and equipment servicing and repair business and IFGH brokerage, advisory and software development business, and computer programs, software and documents relating to any of the foregoing, regardless of the form or medium contained or stored in (including hard copy, electronic or digital form), encryption or decryption keys or information, commentary on code, as well as copies or multiple versions of each. Additionally, Confidential Information shall include, for purposes of this Agreement, any such information not generally known by the trade or public, even though such information has been disclosed to (i) one or more third parties or (ii) Company, pursuant to distribution agreements, joint research agreements, confidentiality agreements, non-disclosure agreements or other agreements or collaborations entered into by Company. For purposes of this Agreement, the definition of Confidential Information shall equally apply to information acquired, learned, or disclosed prior to, simultaneously with, or after the date of this Agreement.

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11.2 Acknowledgement of Works made for Hire. Executive and Wealth Engineering acknowledge, agree and confirm that all Confidential Information which was conceived, developed, or made by Executive in the course of Executive’s employment with the Company, or by Wealth Engineering in the course of its consulting with the Company, or disclosed to or otherwise acquired by Executive in the course of Executive’s employment with the Company, or otherwise acquired by Wealth Engineering in the course of its consulting with the Company, and which may be conceived, developed, or made by Executive in the course of Executive’s consulting with the Company after the Effective Date, or disclosed to or otherwise acquired by Executive in the course of Executive’s consulting with the Company after the Effective Date, which may include the preparation of materials or discovery of Confidential Information, including without limitation written or graphic representation of materials or Confidential Information, have been done, or shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. §§ 1 et seq., and accordingly, the Company will solely retain and own all rights in said materials, including right of copyright and any profits to be made from such “work made for hire”, and such materials shall remain the sole and exclusive property of the Company; that Executive and Wealth Engineering shall not retain, copy or otherwise appropriate or disclose any of such Confidential Information for either Executive’s or Wealth Engineering’s own use or the use or purposes of any third party, without the prior written consent of the Board of Directors of the Company (and specifically Executive and Wealth Engineering agree to provide Company all user names, passwords, keys, security codes and any other authorizations for any and all digital wallets, brokerage accounts, financial institution accounts, bank accounts, exchange accounts and or any other accounts where the Company’s assets are held).

11.3 Disclosure of Works and Inventions. In consideration of the promises set forth herein, Executive and Wealth Engineering agree to disclose to the Company on or before the Effective Date, any and all works, inventions, discoveries and or improvements authored, conceived or made by Executive or Wealth Engineering during their periods of employment or consulting with the Company prior to the Effective Date; as well, Executive agrees to disclose to the Company any and all works, inventions, discoveries and or improvements authored, conceived or made by Executive during Executive’s consulting with the Company after the Effective Date, any of which relate to the business or activities of the Company, and Executive and Wealth Engineering hereby assign and agree to assign all of their rights and interest in the foregoing to the Company. Executive and Wealth Engineering agree that, whenever either of them is requested to do so by the Company, Executive and/or Wealth Engineering shall sign any and all applications, assignments or other instruments which the Company shall deem necessary to enable the Company to apply for and obtain patents or copyrights of the United States or any foreign country or to otherwise protect the Company’s rights and interest therein. Executive and Wealth Engineering hereby appoint an authorized officer of the Company as their attorney in fact to sign documents on his behalf for this purpose in any case in which Executive or Wealth Engineering has refused a written request to sign documents in accordance with this section. Such obligations shall continue beyond the termination or nonrenewal of Executive’s employment and subsequent consulting relationship with respect to any works, inventions, discoveries and/or improvements that are authored, conceived of, or made by Executive and Wealth Engineering during the period of Executive’s employment, and subsequent consulting with the Company, and during Wealth Engineering’s consulting with the Company prior to the Effective Date, and shall be binding upon Executive’s and Wealth Engineering’s successors, assigns, executors, heirs, administrators or other legal representatives.

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11.4 Non-Solicitation. Executive and Wealth Engineering, jointly and severally, covenant and agree with the Company that during the “Non-Solicitation Term” (as defined below), they will not, without the prior written consent of the Board of Directors of the Company, which Company may withhold or provide in its sole and absolute discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly: (i) solicit, counsel or attempt to induce any Person who is then in the employ of the Company, or who is then providing services as a consultant or agent of the Company, including any Persons participating in the Company’s multi-level marketing or sales network, to leave the employ of or cease providing services, as applicable, to the Company, or employ or attempt to employ any such Person or Persons who at any time during the preceding one (1) year was in the employ of, or provided services to, the Company; or (ii) solicit, bid for or perform for any of the then current customers of the Company (defined as a customer who has done business with the Company within one (1) year) any services of the type the Company performed for such customer at any time during the preceding one (1) year period. The “Non-Solicitation Term” shall mean the period commencing on the Effective Date and ending on the fifth (anniversary (5th) anniversary following the termination of Executive’s consulting relationship with the Company. The Non-Solicitation Term shall be deemed to be extended for any period in which Executive or Wealth Engineering is in violation of any restrictive covenant so that the Company shall have the full benefit of the proscriptive period.

11.5 Non-Compete. Executive and Wealth Engineering, jointly and severally, covenant and agree with the Company that during the “Non-Compete Term” (as defined below) they will not, without the prior written consent of the Company, which the Company may be withhold or provide in its sole and absolute discretion, directly or indirectly, or individually or collectively within the continental United States of America, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, for the purpose of establishing, operating, assisting, consulting, advising, teaching, instructing, supporting, funding or managing any business or entity that is engaged in activities competitive with the business of the Company. The “Non-Compete Term” shall mean the period commencing on the Effective Date and ending on the second (2nd) anniversary following the termination of Executive’s consulting relationship with the Company. The Non-Compete Term shall be deemed to be extended for any period in which Executive or Wealth Engineering is in violation of any restrictive covenant so that the Company shall have the full benefit of the proscriptive period.

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11.6 Non-Disparagement.

(a) Executive and Wealth Engineering, jointly and severally, covenant and agree with the Company not to defame or disparage the Company or any of its business(es), services, policies, practices, finances, financial conditions, capabilities, it’s employees, officers, directors, investors, advisors, professionals or other aspect of any of its businesses, in any form or medium whatsoever (including but not limited to hard copy, electronic, verbal or digital form), in any publication (including but not limited to a newspaper, magazine, billboard, email, newsletter, text, social media platform, blog, radio program, podcast, etc.) to any Person without limitation in time; provided that neither Executive nor Wealth Engineering shall be prevented or restricted in any manner from making or publishing any statements, in any form or medium, about the Company or any of its officers, directors, agents, employees or representatives that: (i) are contained in any submissions to, or communications with, the SEC, FINRA or any regulatory body or agency; particularly, however, not limited to, in connection with the ongoing SEC inquiry of the Company; or (ii) relate to or are contained within any legal proceedings or related dispute resolution materials that are used to enforce their rights under this Agreement. Executive and Wealth Engineering further covenant and agree not to authorize or specifically instruct, assist, consult to, advise, teach, support or fund any of the Related Parties or any other agents, partners or employees to defame or disparage the Company or any of its officers, directors, agents, employees or representatives, in any medium to any Person without limitation in time. Neither Executive nor Wealth Engineering shall make or otherwise issue any public statement or press release regarding the separation, departure, and/or resignation of Executive from the Company, absent the Company’s express prior written approval of any such public statement or press release.

(b) The Company agrees that neither it nor its officers, directors, agents, employees, or representatives shall defame or disparage Executive or Wealth Engineering in any form or medium; provided, however, that neither the Company nor any of its officers, directors, agents, employees, or representatives shall be prevented or restricted in any manner from making or publishing any statements, in any form or medium, about Executive or Wealth Engineering, that: (i) relate to or arise from the findings or statements of the SEC, FINRA or any other regulatory body or agency; (ii) are contained within filings with the SEC, FINRA or any other regulatory body or agency, or related attachments, exhibits, schedules or press releases, that the Company believes in good faith are necessary or advisable in order to comply with or adhere to applicable securities disclosures or other laws, rules or regulations; (iii) are contained in any submissions to, or communications with, the SEC, FINRA or any regulatory body or agency; particularly, however, not limited to, in connection with the ongoing SEC inquiry of the Company; (iv) the Company believes in good faith are necessary or advisable in order to address inquiries of the SEC, FINRA or any other regulatory body or agency; or (v) relate to or are contained within any legal proceedings or related dispute resolution materials that are used by the Company to enforce its rights under this Agreement.

11.7 Reasonableness of Restrictions. Executive acknowledges and agrees that the restrictions contained in this Agreement, in view of the nature of Company’s business, are reasonable and necessary to protect the legitimate business interests of Company, and that any breach or threatened breach of this Agreement will cause irreparable injury to Company, that money damages shall not provide an adequate remedy, and that their enforcement would not impose a hardship or significantly impair Executive’s ability to earn a livelihood. The remedy at law for any breach of the foregoing shall be inadequate, and Company shall therefore be entitled, in addition to any other relief available to it, to preliminary, temporary and permanent injunctive relief without the necessity of proving irreparable harm or posting a bond. If provisions of this Agreement are ever determined by a court of competent jurisdiction to exceed limitations permitted by law, then such provisions shall be reformed automatically to set forth the maximum limitations permissible by law. If either Executive or Wealth Engineering violates any of the restrictions contained in this Agreement, the relevant restricted period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be deemed, by the Board of Directors, to be cured. Nothing contained herein shall be considered as prohibiting Company from pursuing any other remedies available to it for such breach or threatened breach, including any recovery of damages from Executive and/or Wealth Engineering. If either Executive or Wealth Engineering violate this Agreement, Executive and Wealth Engineering shall be jointly and severally liable for any reasonable attorneys’ fees, legal fees and costs, expert witness fees and cost and any other costs and expenses that Company incurs in connection with the enforcement of its rights under this Agreement. The Company may provide a copy of this Agreement to any third party in the sole discretion of the Company. Executive shall provide a copy of this Agreement to any subsequent prospective or actual employers so that they are properly advised of Executive’s and Wealth Engineering’s obligations hereunder.

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12. Consulting Services and Other Opportunities.

12.1 Commencing on the later of: (i) the Effective Date or the effectiveness of this Agreement under Section 9.5; and (ii) the satisfactory completion by Executive, Wealth Engineering, and all of the Persons identified on Appendix I to this Agreement, of the obligations under Sections 3.2, 3.3, 5.2, 8.1 and 15.7, of this Agreement, as determined in the discretion of the Company, the Company shall retain Executive as an independent consultant with the title “Strategic Business Advisor” on a daily basis at a base rate of Nine Hundred Thirty-Seven Dollars and Fifty Cents ($937.50) per day (the “Base Rate”), payable in accordance with the Company’s normal payroll practices. Unless otherwise agreed to by the Parties, the Company agrees to engage the Executive, and Executive agrees to be so engaged, on a full-time basis, with the recognition, however, that Executive may engage in the following activities: (a) serving on the Board of Directors of community or other non-profit ventures in an unpaid capacity, (b) serving on the Board of Directors of other non-competitive ventures or businesses that are pre-approved in writing by the Company; and (c) managing his personal or his family’s passive investments, provided that such activities set forth in (a) through (c) (individually or collectively) do not materially and adversely interfere or conflict with the performance of the Executive’s duties or responsibilities under this Agreement on a full-time basis. The consulting services provided for hereunder shall be deemed “at-will” and shall not continue for any specified period of time. The Company or Executive may terminate the consulting services at any time and for any reason upon thirty (30) days’ written notice to the other party. Termination of such consulting services shall not affect any of the other provisions of this Agreement. Company may terminate the consulting services immediately at any time Executive has breach any term, condition, covenant, premise, promise and or any other provision of this Agreement. Notwithstanding the foregoing, should the Executive’s consulting services be terminated by the Company without “cause”, the Company shall be obligated to continue to pay consultant severance at his Base Rate assuming five days of work per week, for a period of 24 weeks after such termination, provided Executive signs a general form of release acceptable to the Company. For the purposes hereof, a termination of Executive’s consulting service shall be deemed to be for “cause” if: (i) Executive materially breaches any of the terms under which Executive is engaged; (ii) Executive is charged with a felony or crime involving harassment or moral turpitude; (iii) Executive violates any laws effecting the Company or that expose the Company to any claims for civil or criminal penalties; (iv) Executive commits a fraudulent, illegal or dishonest act; or (v) Executive’s willful misconduct or gross negligence which reasonably could be expected to have the effect of injuring the reputation, financial condition or business of the Company; (vi) Executive willfully breaches any of the terms of this Agreement; or (vii) upon the repeated occurrence of violations, after due notice, of any Company policy statements that apply to all Company personnel, copies of which shall be provided to Executive from time to time. For purposes of clarity, termination shall not be deemed to be without “cause”; thus, Executive shall not be entitled to any severance payments if Executive voluntarily resigns, if Executive dies or is disabled such that Executive is unable to perform services hereunder.

12.2 As an independent consultant of the Company, Executive shall provide advisory services and general assistance to, or on behalf of, the Company in connection with confirming matters or providing information relative to matters as to which Executive had principal responsibility while in the employ of the Company. As well, Executive shall be responsible to assist in general corporate and operational matters as may be assigned to him from time-to-time by the Company’s executive officers, as well as to assist and cooperate in responding to inquiries of the SEC, FINRA or any other regulatory body or agency. To insure the appropriate controls and systems are in place, including an appropriate level of security clearance at all Company facilities and locations: (i) Executive’s services shall be provided by Executive from Executive’s personal residence and not at any Company office; (ii) access to any Company location or facility shall be limited to such time or times as the Company determines otherwise in writing and on an as needed basis. Upon the Effective Date of this Agreement, Company shall grant Executive access to Executive’s Company email account and Executive’s personal electronic records, as well as access to those Company electronic systems and records that the Company determines are necessary and appropriate for Executive to discharge those services required under this Section 12.

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12.3 In addition to Executive’s service as an independent consultant on the terms provided in this Section 12, Executive shall be able to participate in the Company’s multi-level marketing and sales network, or in any other business unit of the Company, on the following basis: (i) any such arrangements are terminable in the sole discretion of the Company’s Board of Directors; (ii) any such participation shall be on arm’s-length independent terms that comply, in the sole discretion of the Company’s Board of Directors, with all laws, rules and regulations applicable to the operations of the Company’s multi-level marketing and sales network, or such other business unit of the Company within which the Executive proposes to participate; and (iii) any such participation will only be on terms approved by the Company’s Board of Directors in writing.

13. Return of Company Materials. Upon the expiration of the Executive’s consultancy, or upon the Company’s written request, Executive will deliver to the Company any and all Company property in Executive’s possession or under Executive’s control. For the purpose of this paragraph, the term “property” means all Confidential Information, files, memoranda, minutes of Board meetings (whether in hard copy, recorded, electronic or digital form), employee files, documents, papers, (and specifically all user names, passwords, keys, security codes and any other authorizations for any and all digital wallets, brokerage accounts, financial institution accounts, bank accounts, exchange accounts and or any other accounts where the Company’s assets are held), agreements, keys, credit cards, records, computer hardware, computer software, computer apparatus, items of personal property, machinery and equipment or other materials, that belong to the Company or were purchased with funds or in the name of the Company.

14. Representations, Warranties and Covenants; Consequences of a Breach. Executive and Wealth Engineering do hereby, jointly and severally, represent and warrant to the Company, and provide the following covenants and agreements to the Company, intending for the Company to rely hereon and thereon, as follows:

14.1 This Agreement constitutes the legal, valid and binding obligation of the Executive and Wealth Engineering, enforceable against each of them in accordance with its terms.

14.2 Other than those arrangements with the Persons set forth on Appendix I (all of which arrangements and agreements have been terminated on or before the Effective Date), there are no agreements or arrangements outstanding after the Effective Date between the Company and any of the Persons set forth on Appendix I or any agreements or arrangements with any other Related Parties of the Executive or Wealth Engineering.

14.3 Executive has not prior to the Effective Date, disclosed, published, communicated, revealed or divulged, directly or indirectly, any Confidential Information of the Company to any Person at any time or in any manner without the prior written consent of the Board of Directors of the Company; neither has Executive conceived, developed, prepared, made or written, any Confidential Information that has not been disclosed in writing to the Board of Directors of the Company; and in each case as such disclosure to the Board of Directors has been confirmed in writing to the current Board of Directors of the Company in conjunction with the execution of this Agreement.

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14.4 During all periods in which Executive served as an officer or director of the Company, all of the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934 (in the aggregate, the Company’s “Securities Filings”) were true and correct when made, and did not include any untrue statements of material fact or omit to state any material facts required to be stated therein or necessary to make statements therein not misleading.

14.5 Executive and Wealth Engineering are the owners, beneficially and of record, of that number of shares of the common stock of the Company indicated on Appendix II attached hereto; and that: (i) all of such shares are owned by Executive and Wealth Engineering, respectively, free and clear of any and all liens, levies, encumbrances, restrictions, preemptive rights, options, or any other rights granted to any third parties (except for the Lock-Up Agreement); and (ii) Executive and Wealth Engineering, respectively, have the full power and authority to vote such shares, as, other than covered by this Agreement, no voting rights, proxy or other restrictions on voting, have been granted to any third parties.

14.6 The Executive shall continue to comply fully with any of the terms of the Affirmation and Undertaking in connection with the Company’s advancement of legal fees to the Company.

14.7 During all periods in which Executive served as an officer or director of the Company, Executive has complied at all times with all applicable securities laws as it relates to the ownership of the equity of the Company, his status as a Board member and/or an executive officer of the Company, or in any other capacity as it relates to the Company or any subsidiary thereof.

14.8 The Executive and Wealth Engineering shall, jointly and severally, indemnify, defend and hold harmless the Company, and any of its directors and officers thereof, from and against any and all suits, demands, claims, actions or causes of action, judgments, assessments, losses, injuries, liabilities, damages of any kind or nature, compensation of any kind or nature, property of any kind or nature, awards, costs, fees, interest, or penalties and reasonable attorneys’ fees and related disbursements, costs, expenses and fees (collectively, “Claims”) incurred by the Company relating to or arising from a breach of any term, provision, representation, warranty, promise, covenant or agreement of the Executive and/or Wealth Engineering contained in this Agreement.

15. Miscellaneous.

15.1 Defined Terms. For purposes hereof, the following terms shall be as defined herein:

(a) “Affiliate” or a Person affiliated with, a specified Person, means a Person who directly or indirectly through one or more intermediaries, controls (as defined below), or is controlled by, or is under common control with, the Person specified. Persons who have acted or are acting on behalf or for the benefit of a Person include, but are not necessarily limited to, directors, officers, employees, agents, consultants and sales representatives.

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(b) “Person” shall mean an individual, or any type of corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

(c) “Related Party” or Related Parties” shall mean (i) all of the parties identified on Appendix I; (ii) any corporation, limited liability company, partnership, limited partnership, business, organization or other legal entity (other than the Company or any of its Subsidiaries) of which Executive or a Person deemed a Related Party under subsection (v) below is an employee, officer, director, lender, manager, consultant, advisor or partner; (iii) any corporation, limited liability company, partnership, limited partnership, business, organization or other legal entity (other than the Company) in which Executive or a Person deemed a Related Party under subsection (iv) below owns a 5% or greater beneficial interest in any class of equity securities; (iv) any trust or other estate in which Executive or a Person deemed a Related Party under subsection (v) below has a substantial beneficial interest or as to which Executive serves as a trustee or in a similar capacity; or (v) any family member (including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and any person (other than a tenant or an employee) sharing the household of such person) of any employee, officer, director, manager, partner or stockholder of the Company or any subsidiary of Company, including without limitation the Persons identified on Appendix I attached hereto.

15.2 Notices. All notices, requests, consents, approvals, claims, demands, waivers, and other communications required, necessary or permitted hereunder shall be in writing and shall be delivered (a) in hand by person with written receipt of the Person to whom such notice is intended; (b) by registered or certified mail, postage prepaid, return receipt requested; or (c) by a generally recognized commercial courier service or overnight delivery service, (Federal Express or UPS), for next Business Day delivery, postage prepaid, with delivery receipt requested. All notices sent in accordance with this Section 15.2 shall be deemed “Delivered” unless otherwise specified herein, the same day if delivered by hand in person with receipt and signature of the intended recipient or by an authorized officer of the intended recipient; three (3) Business Days after the same is deposited in the U.S. Mail if sent by registered or certified mail; or one (1) Business Day after payment and receipt of mailing if sent by a commercial courier service or overnight delivery service for next Business Day delivery. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 15.2):

If to the Company:

Investview, Inc.

Attention: Chief Executive Officer

521 Lancaster Avenue

Second Floor

Haverford, PA 19041

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With a copies to:

David B. Rothrock, Chairman

1645 Kecks Rd.

Breinigsville, PA 18031

And

Fox Rothschild LLP

2000 Market Street

20th Floor

Philadelphia, PA 19103-3222

Attn: Stephen M. Cohen, Esq.

If to Executive and Wealth Engineering:

To the address set forth on the signature page hereto.

With copies to:

Michael Engle, Esquire

Armstrong Teasdale LLP

One Commerce Square

2005 Market Street, 29th Floor

Philadelphia, PA 19103

15.3 Applicable Law. This Agreement and all documents executed and delivered in connection herewith and the rights and obligations of the parties hereto and thereto shall be governed by and construed in accordance with the laws of the State of New Jersey other than and without giving effect to the laws of the State of New Jersey relating to choice of law.

15.4 Applicable Jurisdiction; Waiver of Jury Trial.

(a) The parties hereby agree that any action, at law or in equity, arising under this Agreement or any of the other documents executed and delivered in connection herewith, including without limitation whether or not the Company is entitled to indemnification hereunder, shall be filed in and only in the Federal or State courts located within the County of Mercer, State of New Jersey. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action and the parties agree that they shall not make any claim as to forum non-convenience as to the Federal or States courts of the State of New Jersey for the purposes of litigating any such action.

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(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OF THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

15.5 Cumulative Remedies. All rights, powers and remedies specified in this Agreement are cumulative and are in addition to, and not in limitation of, such other rights, powers and remedies as may be available to the Company under applicable law, by agreement among the parties or otherwise.

15.6 Assignments. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal and legal representatives, heirs, successors, and assigns; provided, however, that neither Executive nor Wealth Engineering may assign or transfer their rights in and to this Agreement without the prior written consent of the Company.

15.7 Transfer Agent Matters. Each of the Executive and Wealth Engineering agree to execute whatever documents of conveyance are necessary in order for the Company’s transfer agent to effectuate transfers or surrenders of shares of the Company common stock under this agreement on the Company’s stock transfer ledger or other stock records maintained by the Company’s transfer agent, including, but not limited to, producing and executing medallion guarantees.

15.8 Construction. For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

15.9 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invaliding the remainder of this Agreement.

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15.10 Entire Agreement. This Agreement contains the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

15.11 Advice of Counsel. Executive and Wealth Engineering acknowledge that Fox Rothschild LLP represents the Company as its legal counsel. Executive and Wealth Engineering represent that they have had the opportunity to avail themselves of the advice of counsel prior to signing this Agreement and are satisfied with such counsel’s advice and that Executive and Wealth Engineering are executing the Agreement voluntarily and fully intending to be legally bound because, among other things, the Agreement provides valuable benefits to each of Executive and Wealth Engineering which Executive and Wealth Engineering otherwise would not be entitled to receive. Each of the parties hereto has participated and cooperated in the drafting and preparation of this Agreement. Hence, this Agreement shall not be construed against any party.

15.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

THIS SPACE LEFT INTENTIONALLY BLANK

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PLEASE READ CAREFULLY BEFORE SIGNING. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN, FORESEEN AND UNFORESEEN, AND SUSPECTED AND UNSUSPECTED CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Separation and Release Agreement the day and year first above written.

INVESTVIEW, INC.

By:	/s/ James R. Bell
Name:	James R. Bell
Title:	Acting CEO

/s/ Mario Romano
MARIO ROMANO
Address:	5 Remington Court
Farmingdale, NJ 07727

WEALTH ENGINEERING, LLC

By:	/s/ Mario Romano
Name:	Mario Romano
Title:	CEO
Address:	234 Industrial Way West
Suite A202
Eatontown, NJ 07724

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APPENDIX I

RELATED PARTIES

Name	Agreement/Arrangement
Annette Raynor
Wealth Engineering, LLC
The Financial U
Fidelis Funds, LLC
Marketing Mavens, LLC
Juliana Raynor
Dominic Romano
Anthony Romano
Kevin Raynor, Sr
Kevin Raynor, Jr
Gina Romano
Michael DeMassi
Victoria Romano
Ariana Raynor

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APPENDIX II

RECORD AND BENEFICIAL OWNERSHIP OF INVESTVIEW COMMON STOCK

MARIO ROMANO:	See (1) below

WEALTH ENGINEERING, LLC:	See (2) below

(1) Executive adopts and reaffirms the beneficial ownership of the Company’s common stock attributable to Executive under the applicable Company and shareholder reports filed with the Securities and Exchange Commission.

(2) Wealth Engineering adopts and reaffirms the beneficial ownership of the Company’s common stock attributable to Wealth Engineering under the applicable Company and shareholder reports filed with the Securities and Exchange Commission.

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